STATE OF NORTH CAROLINA

SUBLEASE

COUNTY OF MECKLENBURG

THIS SUBLEASE is made and entered into this 1st day of January, 2017, by and between Kure Franchise, LLC, a North Carolina limited liability company, hereinafter referred to as "Sublessor" and Level Brands, Inc., a North Carolina corporation, hereinafter referred to as "Sublessee".

WITNESSETH:

THAT WHEREAS, Sublessor is presently leasing certain premises from Bissell Porter Siskey, LLC ("Landlord") under a First Lease Amendment to Extend Term and Adjust Rent, a copy of which is attached hereto as Exhibit A (the "Lease") between Bissell Porter Siskey, LLC ("Landlord") and Sublessor such premises known as Suite 407 a floorplan of which is attached as Exhibit B (the "Premises") containing approximately 2,417 rentable square feet of floor area (approximately 2,102 useable square feet), on the fourth floor of the building located at 4521 Sharon Road, Charlotte, North Carolina (the "Building"); and

WHEREAS, Sublessor has agreed to sublease all of the Premises shown outlined on Exhibit A attached hereto and incorporated herein by reference (hereinafter the "Sublet Premises") to Sublessee, and Sublessee has agreed to sublease the same from Sublessor in accordance with the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Sublease. Sublessor leases to Sublessee and Sublessee subleases from Sublessor the Sublet Premises effective January 1, 2017. This Sublease is contingent upon the execution of the Consent to Sublease by Landlord, Sublessor and Sublessee attached hereto as Exhibit C.

2. Term. The term of this Sublease shall begin on January 1, 2017 (the "Beginning Date"), and extend through January 1, 2018 (the "Ending Date"). If Sublessee holds over after the termination of this Sublease, it will be as a tenant will and Sublessee will indemnify Sublessor and hold Sublessor harmless from any loss suffered as a result of such holdover.

3. Rental. Sublessee shall pay rent to Sublessor for the Sublet Premises beginning as of the Beginning Date in the amount of such lease payment set forth in the Lease. The said monthly rent shall be due and payable on the first (1st) day of each month beginning on the Beginning Date and shall continue throughout the term of this Sublease, starting with any partial month at the beginning or end of the term being prorated and paid in advance.

4. Condition of Sublet Premises and Furniture. Sublessee agrees to accept the Sublet Premises in "as is," broom clean condition with all personal property removed therefrom, and Sublessor shall have no responsibility to upfit or otherwise improve, maintain or

repair the Sublet Premises. Sublessee shall maintain the Sublet Premises in good condition and repair, ordinary wear and tear and casualties excepted.

5. Indemnity. Sublessee does hereby agree to indemnify and hold harmless Sublessor and Landlord from and against any and all claims for bodily injury, including death, and property damage and any other cost or expense occurring in or about the Sublet Premises resulting from the acts or omissions of Sublessee, or any employee, agent, or invitee of Sublessee, the breach of this Sublease or the Lease by Sublessee, or otherwise resulting from the occupancy of the Sublet Premises by Sublessee. Sublessor does hereby agree to indemnify and hold harmless Sublessee from and against any and all claims for bodily injury, including death, and property damage and any other cost or expense occurring in or about the Sublet Premises prior to, or after, the Sublease term.

6. Sublessor Warranty. Sublessor warrants that the Lease is in full force and effect and that to the best knowledge of Sublessor there exists no defaults on the part of Landlord or Sublessor thereunder and covenants that it will not amend the Lease in any way which may have an adverse impact on Sublessee's use or occupancy of the Sublet Premises without Sublessee's prior written consent. Sublessor warrants that during the term of this Sublease it will comply with the Lease (except to the extent Sublessee is required to do so hereunder) and make all payments to Landlord required thereunder (unless Sublessee is required make such payments hereunder), and Sublessor shall indemnify Sublessee and hold Sublessee harmless from any liability, loss, cost or expense incurred by Sublessee resulting from Sublessor's breach of the terms of the Lease or any of the foregoing warranties.

7. Sublessee Warranty. Sublessee warrants to Sublessor that it will make all payments required under this Sublease and abide by and perform all obligations hereunder and commit no default under this Sublease or the Lease, and Sublessee shall indemnify Sublessor and hold it harmless from any liability, loss, cost or expense resulting from Sublessee's breach of this warranty.

8. Security Deposit. N/A

9. Address of Sublessor and Sublessee.

Sublessor: Kure Franchise, LLC
Craig Brewer
4521 Sharon Road, Suite 450
Charlotte, NC 28211

Sublessee: Level Brands, Inc.
4521 Sharon Road, Suite 450
Charlotte, NC 28211
Attn: Mark Elliott

All moneys due and notices required under this Lease shall be sent to the respective addresses of Sublessor and Sublessee set forth above, as applicable, and unless otherwise provided, shall be in writing.

10. Quiet Enjoyment. Sublessee, upon performing its obligations hereunder, shall hold and enjoy the Sublet Premises for the term aforesaid, subject, however, to the terms of this Sublease and the Lease.

11. Late Payment. If monthly rent or any other payment due hereunder from Sublessee to Sublessor remains unpaid five (5) days after said payment is due, the amount of such unpaid rent or other payment shall be increased by a late charge equal to five percent (5%) of the amount of the delinquent rent or other payment.

12. Services. Sublessor shall provide the Sublet Premises with such utilities and other services as are provided by Landlord to Sublessor under the Lease, provided that if Sublessor uses extra services that require Sublessor to pay additional compensation to Landlord under the Lease, Sublessee shall reimburse such cost to Sublessor upon submission of invoice.

13. Interruption of Services. Sublessor does not warrant that any services supplied to the Sublet Premises will not be interrupted, including without limitation interruptions due to accidents, storms, Acts of God, repairs, alterations, improvements, labor troubles, or any other reason beyond the reasonable control of Sublessor, and any interruption shall not: (i) be considered an eviction or disturbance of Sublessee's use and possession of the Sublet Premises; (ii) make Sublessor liable to Sublessee for damages; (iii) abate monthly rent or any other charge under this Sublease; or (iv) relieve Sublessee from performing Sublessee's obligations hereunder.

14. Sublessee's Services and Maintenance. Sublessee shall make arrangements directly with the telephone company serving the Building for all telephone service required by Sublessee in the Sublet Premises and shall pay for all telephone service used or consumed in the Sublet Premises. Sublessee shall be responsible for all other services, maintenance and repairs not specifically delegated to Sublessor hereunder or to Landlord under the Lease which are required to keep the interior of the Sublet Premises in good condition and repair or are required by Sublessee to conduct business in the Sublet Premises, provided however, Sublessee must obtain Sublessor's prior written consent before obtaining or contracting for any service not specifically provided for in this Sublease. Sublessee will not place heat generating machines or equipment in the Sublet Premises which affect the temperature otherwise maintained by the Building heating and air conditioning system.

15. Alterations. Sublessee shall make no alterations, additions or improvements (collectively "Improvements") to the Sublet Premises, without the prior written consent of Sublessor, which may be withheld in Sublessor's sole discretion; provided, however, Sublessee may elect to make interior, non-structural alterations which do not impact any building systems without Sublessor's consent provided Sublessee removes such alterations at the end of the Sublease term and restores the Sublet Premises to the condition in which it existed immediately prior to the installation of such items, ordinary wear and tear and casualties excepted.

16. Right of Entry. Sublessor shall have the right to enter and grant licenses to enter the Sublet Premises for any reasonable purpose at any time upon reasonable advance verbal notice (except in emergencies and normal and customary janitorial and maintenance services when no notice is required).

17. Sublessee's Care of Sublet Premises. Sublessee shall be responsible for all maintenance obligations of Sublandlord as tenant under the Lease, to the extent such repair or replacements relate to the Sublet Premises, employing materials and labor of a kind and quality equal to the original installations.

18. Surrendering the Sublet Premises. Sublessee shall surrender the Sublet Premises to Sublessor in the same broom clean condition that the Sublet Premises were in on the Beginning Date except for ordinary wear and tear and damage by the elements, fire, and other casualty. On surrender, Sublessee shall remove from the Sublet Premises its personal property and trade fixtures installed by Sublessee, and repair any damage to the Sublet Premises caused by such removal. Any items installed by Sublessee and not removed by Sublessee as required above shall be considered abandoned and Sublessor may dispose of abandoned items as Sublessor chooses and bill Sublessee for the cost of their disposal, minus any revenues received by Sublessor for their disposal.

19. Use and Occupancy. Sublessee shall use the Sublet Premises for the purposes permitted under the Lease, and shall make no unlawful use of the Sublet Premises.

20. Hazardous Substances. Sublessee shall not use, store, generate or dispose of any Hazardous Substances (as defined below), or permit the same, in, on, above or below any part of the Sublet Premises, Building or Property except only reasonable quantities of normal and customary office supplies used in compliance with applicable law which Sublessee shall remove from the Sublet Premises and Property at the end of the Term. Sublessee shall indemnify and hold Sublessor harmless from all claims, damages, fines, judgments, penalties, costs, liabilities or losses, (including without limitation, any and all sums paid for settlement of claims, attorney's fees, consultant and expert fees) arising during or after the Term as a result of a breach of this section by Sublessee. "Hazardous Substance" means any substance which is toxic, ignitable, reactive, or corrosive and which is regulated by any governmental body having jurisdiction over the same, and includes any and all materials or substances which are defined as "hazardous waste", "extremely hazardous waste" or a "hazardous substance" pursuant to state, federal or local law. "Hazardous Substance" includes but is not restricted to asbestos, polychlorobiphenyls ("PCB's") and petroleum. In no event shall Sublessee be liable for any Hazardous Substance which existed in the Sublet Premises, the Building or related common areas as of the Beginning Date or for any Hazardous Substance introduced by Landlord, Sublandlord, other tenants of the Building, or their employees, agents, contractors or invitees.

21. Sublessee's Insurance. Sublessee shall keep in force, during the term of this Sublease, or any renewal or extension thereof, workmen's compensation insurance as required by law, and commercial general liability insurance, with such limits and with such insurance carriers as may be reasonably requested by Sublessor, but with minimum limits not less than Two Million Dollars ($2,000,000.00) in the aggregate on account of bodily injury, including death, and property damage, in or about the Sublet Premises or Property, in any one occurrence, with a contractual liability endorsement, which liability insurance shall name Sublessor and Landlord as an additional insureds and provide that it shall not be canceled for any reason unless Sublessor is given fifteen (15) days' notice in writing by the insurance company. Sublessee shall deposit satisfactory evidence of the above coverages prior to occupancy of the Sublet Premises.

22. Sublessee's Personal Property. Sublessor shall not be liable for any damage to, or loss of Sublessee's personal property or trade fixtures arising from fire or the leaking of the roof, or from the bursting, leaking, or overflowing of water, sewer or steam pipes or from any other cause whatsoever, unless due to the negligence or willful misconduct of Sublessor.

23. Waiver of Subrogation. Each party hereto waives claims arising in its favor against the other party for loss or damage to such injured party's property located within the Sublet Premises which waiver applies to the extent the loss or damage is covered by the injured party's insurance. Each party hereto shall cause its property insurance to contain an insurance industry standard waiver of subrogation endorsement.

24. Right to Terminate. If any part of the Sublet Premises is taken by right of eminent domain or private purchase in lieu thereof, then either party hereto shall have the right to terminate this Sublease effective on the date physical possession is taken by the condemning authority or private purchaser, by written notice to the other party prior to or within ten (10) days after said effective date.

25. Sublessee's Default. Sublessee shall be in default under this Lease if:

(i) Sublessee fails to pay monthly rent or any other sum due hereunder within five (5) days after Sublessee receives notice from Sublessor of such nonpayment by the due date; or

(ii) Sublessee fails to perform any other Sublessee obligation within a period of twenty (20) days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure, after Sublessee receives notice from Sublessor setting forth in reasonable detail the nature and extent of the said failure.

26. Sublessor's Remedies. Upon Sublessee's default, Sublessor shall have all remedies provided in law or equity, including without limitation, the right to end this Sublease or Sublessee's right to possession hereunder, in which case Sublessee shall immediately vacate the Sublet Premises; with or without process of law, and if necessary, remove Sublessee, with or without having ended the Sublease, and alter locks and other security devices at the Sublet Premises, and Sublessee waives any claim for damages by reason of Sublessor's reentry, repossession, or alteration of locks or other security devices and for damages by reason of any legal process. If Sublessor ends this Sublease or Sublessee's right to possess the Sublet Premises hereunder, Sublessee shall be liable to Sublessor for monthly rent, and any other indebtedness of Sublessee under this Sublease, accrued to the date the Sublease ends and thereafter scheduled during the remainder of the Term. Sublessor may sue and take any other action provided by law to collect the amounts due hereunder at any time and from time to time without waiving its rights to sue for and collect further amounts due from Sublessee hereunder. Notwithstanding the foregoing, (i) Sublessor agrees to use commercially reasonable efforts to mitigate its damages following an event of default by Sublessee, and (ii) Sublessor shall comply with all applicable laws with respect to the pursuit of any remedy against Sublessee following an event of default by Sublessee.

27. Waiver. The waiver of the breach of any agreement herein by either party in any one instance shall not be deemed to be a waiver of such agreement or any subsequent breach of the same or any other agreement herein contained, and the acceptance of rent hereunder by Sublessor subsequent to the breach of this Sublease by Sublessee shall not be deemed to be a waiver of such breach, other than the failure of Sublessee to pay the particular rental so accepted, regardless of Sublessor's knowledge of such breach at the time of acceptance of such rent.

28. Sublessor's Default. Sublessor shall not be in default for failure to perform any of its Sublease obligations until after a period of thirty (30) days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure after receiving notice from Sublessee, in writing and giving in reasonable detail the nature and extent of the failure and identifying the Sublease provisions(s) containing the obligations(s).

29. Survival. Any provision of this Sublease which by its nature would require the survival of the ending of this Sublease, shall survive the ending of this Lease.

30. Assignment and Subletting. Sublessee shall not transfer, mortgage, grant a security interest in, encumber, or assign this Sublease, or any interest therein, or sublease all or part of the Sublet Premises, without Sublessor's advance written consent, which Sublessor may withhold in its sole discretion; provided, however, Sublessee may elect to assign this Lease or sublease all or any portion of the Sublet Premises without Sublessor's consent to an Affiliate (as hereinafter defined) upon five (5) days advance written notice to Sublessor. For purposes hereof, an Affiliate shall be defined as any entity which acquires all or substantially all of the stock or assets of Sublessee or which controls, is controlled by, or under common control with, Sublessee.

31. Subordination. This Sublease, and Sublessee's rights hereunder shall at all times be subordinate to the Lease and all mortgages and deeds of trust now existing or hereafter placed on the Building or Property. Sublessee will, upon request by Sublessor, execute and deliver to Sublessor, or to any other person designated by Sublessor, any instrument or instruments, including but not limited to such subordination, attornment and nondisturbance agreements, or estoppel letters, as may be required by Sublessor, Landlord or any secured lender, to give effect to the provisions of this paragraph.

32. General Provisions. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person(s), firm(s), or corporation(s) may require. This Sublease may be executed in counterparts, all of which taken together, shall be deemed one original. This Sublease embodies the full agreement of the parties and supersedes all prior understandings concerning the subject matter of this Sublease, and any amendment or modification must be in writing and signed by both parties. This Sublease shall be construed and enforced in accordance with the law of the State of North Carolina. In the event that any provision of this Sublease shall be determined to be invalid or unenforceable, the remaining provisions thereof which can be separated from the invalid, unenforceable provision shall continue in full force and effect. The section titles, numbers and captions contained in this Sublease are only for convenience and reference, and in no way define, limit, extend, modify or describe the scope or intent of this Sublease nor any provision

herein. Except as otherwise provided in this Sublease, time is of the essence in the performance of the provisions of this Sublease.

33. Broker. Sublessee warrants that it has had no dealing with any broker or agent in connection with the negotiation or execution of this Sublease other than Siskey Capital, LLC and its affiliates and Sublessee agrees to indemnify and hold Sublessor harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Sublessee with regard to this leasing transaction. Sublessor warrants that it has had no dealing with any broker or agent in connection with the negotiation or execution of this Sublease and Sublessor agrees to indemnify and hold Sublessee harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Sublessor with regard to this leasing transaction.

34. Authority of Parties. Each party warrants that it is authorized to enter into this Sublease, that the person signing on its behalf is duly authorized to execute the Sublease, and that no other signatures are necessary, and each person signing this Sublease certifies that he or she is authorized by the party on whose behalf such person is signing and that no further authorization or signatures are required for such person's signature to bind such party hereunder.

35. Other Provisions. Notwithstanding anything contained herein to the contrary, in no event shall Sublessor or Sublessee be liable to the other for any party claiming through or on behalf of Sublessor or Sublessee, for any consequential, indirect or special damages.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

SUBLESSOR:
Kure Franchise, LLC

By: [signature]
Craig Brewer, CEO

Date: 12/15/16

SUBLESSEE:
Level Brands, Inc., an North Carolina corporation,

By: [signature]
Mark Elliott, CFO

Date: 12/6/16

EXHIBIT A

First Lease Amendment to Extend Term and Adjust Rent

[follows on next page]

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

FIRST LEASE AMENDMENT TO EXTEND TERM AND ADJUST RENT

THIS FIRST LEASE AMENDMENT TO EXTEND TERM AND ADJUST RENT ("First Amendment") is made and entered into this 4th day of August, 2015, by and between Bissell Porter Siskey, LLC, hereinafter referred to as "Landlord" and Kure Franchise, LLC (formerly known as Kure Franchise Corp., L.L.C.), a North Carolina limited liability company, hereinafter referred to as "Tenant";

WITNESSETH:

THAT WHEREAS, Landlord and Tenant entered into a certain lease agreement dated April 9, 2015, for certain premises known as Suite 407 (the "Premises") containing approximately 2,417 rentable square feet (approximately 2,102 usable square feet), located on the fourth floor of the building known as The Siskey Building (the "Building"), which is located at 4521 Sharon Road, Charlotte, North Carolina, said lease agreement being hereinafter referred to as the "Lease"; and

WHEREAS, Landlord and Tenant have agreed to extend the Term of the Lease through the last day of the fifth (5th) year next following the completion of certain improvements to be made to the Premises as hereinafter provided, and to adjust the rent and make other agreements and arrangements in connection therewith.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Lease as follows:

1. <u>Term</u>. The Term of the Lease is extended through the last day of the fifth (5th) year next following the substantial completion of the upfitting to be made to the Premises as provided in paragraph 2 below (but no later than September 30, 2020). The Term of the Lease shall no longer be month to month and the provisions in Section 1.1 of the Lease providing for either party to have the option to terminate the Lease by giving the other party thirty (30) days prior notice of termination are deleted and of no further force or effect. The current term of the Lease ends on July 31, 2015. That period of time between the end of the current term of the Lease (July 31, 2015) and the end of the term of the Lease, as extended hereby, shall be hereinafter referred to as the "Extended Term". For example, if the interior improvements provided for in paragraph 2 below are substantially completed on October 1, 2015, 2015, the Extended Term shall begin on August 1, 2015 and end on September 30, 2020. Except as specifically provided in paragraph 2 below, Tenant shall

accept the Premises during the remainder of the current term and the Extended Term in "as is" condition, and Landlord shall have no obligation to upfit or improve the same or provide any allowance therefor.

2. Upfitting the Premises for the Extended Term. Landlord shall upfit the Premises as provided below.

(i) Upfitting. Landlord will contract with a contractor licensed to do business in the state of North Carolina to upfit the Premises in substantial accordance with mutually agreed upon upfitting plans and specifications, and the Pricing Plan for such mutually agreed upon upfitting plans and specifications attached hereto as Exhibit A and incorporated herein by reference.

(ii) Upfitting Allowance. Landlord shall provide Tenant with an upfitting allowance of up to Seventy-two Thousand Two Hundred Forty-eight and no/100 Dollars ($72,248.00) for upfitting actually performed in the Premises above, to and below the ceiling. All costs incurred by Landlord in upfitting the Premises, including without limitation costs of preparation of the Plans, construction documents in connection therewith, license and permit fees, construction management fees, all costs of labor and materials, contractor's and subcontractors' fees and costs, and all other costs or every kind and nature, including all hard and soft costs, incurred by Landlord in upfitting the Premises, shall be applied against the said upfitting allowance and reimbursed by Tenant to Landlord to the extent such costs exceed the said upfitting allowance. If it is determined by Landlord prior to execution of this First Amendment that the upfitting costs to be applied against the upfitting allowance shall exceed the upfitting allowance (the "Upfitting Cost Overage"), Tenant shall pay such Upfitting Cost Overage to Landlord at the time Tenant executes this First Amendment and delivers the same to Landlord. If it is determined by Landlord after the execution of this First Amendment that any Upfitting Cost Overage will occur, Tenant shall pay such Upfitting Cost Overage to Landlord within ten (10) days after receipt of an invoice for the same. If the cost of the above upfitting does not exhaust the entire upfitting allowance provided above, then in such case Landlord shall retain such unused portion of the upfitting allowance and Tenant shall have no further right thereto. Except as specifically provided in this paragraph 2, Tenant shall accept the Premises is "as is" condition, and Landlord shall have no obligation to upfit or improve the same or provide any allowance therefor. Tenant acknowledges and agrees that such upfitting may interfere with Tenant's use and enjoyment of the Premises, but in no event shall such interference entitle Tenant to any abatement of Annual or Monthly Base Rent or any other amounts due under the Lease, as amended by this First Amendment, nor shall such interference be deemed to be a constructive eviction or a breach of Landlord's covenant of quiet enjoyment.

3. Annual and Monthly Base Rent. Beginning on the date of substantial completion of the upfitting provided for in paragraph 2 above, but no later than October 1, 2015 (the "Annual and Monthly Base Rent Adjustment Date"), and continuing thereafter throughout the remainder of the Extended Term, and any extension or renewal thereof, and subject to annual escalations as hereinafter provided, Tenant shall pay to Landlord Annual Base Rent at the rate of Thirty-three and no/100 Dollars ($33.00) per rentable square foot of the Premises ($33.00 x 2,417 = $79,761.00) which Tenant shall pay to Landlord on the first day of each and

every calendar month, in advance, without setoff or demand, in installments of Monthly Base Rent in the amount of Six Thousand Six Hundred Forty-six and 75/100 Dollars ($6,646.75) each ($79,761.00 ÷ 12 = $6,646.75), which Annual and Monthly Base Rent shall increase on the first day of the month during which each anniversary of the Annual and Monthly Base Rent Adjustment Date occurs, by four percent (4.0%) of the Annual and Monthly Base Rent in effect immediately preceding each such escalation date, without regard to any abated Monthly Base Rent during the month on which such increase is based, as shown on the Annual and Monthly Base Rent Schedule below. The Monthly Base Rent for any partial calendar month shall be prorated and paid by Tenant to Landlord in advance. From and after August 1, 2015 and continuing until the Annual and Monthly Base Rent Adjustment Date, Annual and Monthly Base Rent for the Premises shall abate, and Tenant's obligation to pay Landlord Annual and Monthly Base Rent for the Premises shall begin on the Annual and Monthly Base Rent Adjustment Date as provided above.

ANNUAL AND MONTHLY BASE RENT SCHEDULE

Period	Annual Base Rent	Monthly Base Rent
8/1/15-9/30/15	Abates	Abates
10/1/15-9/30/16	$79,761.00	$6,646.75
10/1/16-9/30/17	$82,951.44	$6,912.62
10/1/17-9/30/18	$86,269.50	$7,189.12
10/1/18-9/30/19	$89,720.28	$7,476.69
10/1/19-9/30/20	$93,309.09	$7,775.76

The above Annual and Monthly Base Rent Schedule is based on the Annual and Monthly Base Rent Adjustment Date being October 1, 2015. Once the Annual and Monthly Base Rent Adjustment Date has been determined, if such date is other than October 1, 2015, the above schedule shall be adjusted accordingly and at the request of either party, the parties shall execute an amendment to the Lease, as amended by this First Amendment, adjusting the foregoing schedule, but the failure of the parties to execute such an amendment shall not affect the enforceability of the above schedule, as adjusted for the actual Annual and Monthly Base Rent Adjustment Date.

4. Broker Warranties. Tenant warrants that it has had no dealing with any broker or agent in connection with the negotiation or execution of this First Amendment other than The Bissell Companies, Inc., and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this First Amendment.

5. Counterparts. This First Amendment may be executed in counterparts, all of which taken together, shall be deemed one original. Telecopy or facsimile signatures by the parties will be regarded as valid and binding signatures of the parties.

6. **Authority of Parties.** Each party warrants that it is authorized to enter into this First Amendment, that the person signing on its behalf is duly authorized to execute this First Amendment, and that no other signatures are necessary, and each person signing this First Amendment certifies that he or she is authorized by the party on whose behalf such person is signing and that no further authorization or signatures are required for such person's signature to bind such party hereunder.

7. **Ratification.** Except as specifically amended hereby, all terms and conditions of the Lease shall remain applicable during the remainder of the current term and the Extended Term, the Lease shall remain in full force and effect and the same is hereby ratified, approved, and affirmed.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this First Amendment under seal as of the day and year first above written.

WITNESS:

[signature]

LANDLORD:
Bissell Porter Siskey, LLC
By: Bissell Real Estate Company, Inc.,
Its Manager

By: [signature] (SEAL)
H.C. BISSELL, MANAGER
Print Name and Title

WITNESS:

[signature]

TENANT:
Kure Franchise, LLC

By: [signature] (SEAL)
Martin Sumichrast - Chairman
Print Name and Title

EXHIBIT A - <u>Pricing Plan</u>

Tenant Name: Kure Franchise Corp.
Building: Siskey, Suite 407
Date: June 5, 2015
RSF: 2,417

Description	[illegible]
Demolition:	
Interior Partitions:	4,690
Ceilings:	1,760
Floor Finishes:	16,220
Wall Finishes.	5,141
Doors, Hardware:	
Millwork:	
Glass & Glazing:	13,486
Trenching/Core Drill/Concrete	
Electrical:	12,200
HVAC:	
Plumbing:	
Sprinkler:	1,500
Fire Alarms/Smoke:	530
General Conditions:	8,550
Overhead:	1,928
Profit:	3,214
Design Fees (includes stamp fee):	
Administration Fees:	725
Contingency:	2,104
BASE BID TOTAL:	[illegible]
[illegible]	[illegible]

<u>Notes:</u>

1. Excludes permit and design fees. Should we be required to permit the work additional costs and schedule delays will incur.
2. Flooring scope includes polished concrete and specified carpet tile.
3. Includes double glass entry doors with mag locks to match tenant's existing doors.
4. Excludes wood trim.
5. Ceiling scope includes material for reinforcing ceiling for curtains.
6. All work priced to occur during regular business hours, with the exception of painting of the ceiling tile and grid which will need to occur after-hours.

EXHIBIT B

Flooplan of Premises

[follows on next page]

EXHIBIT B
FLOOR PLAN


SMITH
HARRIS
DESIGN
Bissell

EXHIBIT C

CONSENT TO SUBLEASE

THIS CONSENT TO SUBLEASE (this "Consent") is entered into as of the 16 day of December, 2016, by and among Bissell Porter Siskey, LLC ("Landlord"), Kure Franchise, LLC, a North Carolina limited liability company ("Sublessor"), and Level Brands, Inc., a North Carolina corporation ("Sublessee").

WITNESSETH:

A. Landlord entered into a lease agreement with Sublessor dated April 9, 2015, which was subsequently amended by that certain First Lease Amendment to Extend Term and Adjust Rent dated August 15, 2015, the lease agreement, as amended, being hereinafter referred to as the "Master Lease", and under the Master Lease, Landlord leased to Sublessor certain premises (the "Premises") known as Suite 407, containing approximately 2,417 rentable square feet of rentable area (approximately 2,102 usable square feet) in the building commonly known as The Siskey Building (the "Building") located at 4521 Sharon Road, Charlotte, North Carolina; and

B. Sublessor desires to sublet all of the Premises to Sublessee (the "Subleased Premises") and Sublessee desires to lease the Subleased Premises from Sublessor; and

C. The terms of the Master Lease require the consent of Landlord to any such subletting and Landlord has agreed to grant such consent, subject to the terms and conditions set forth herein.

NOW, THEREFORE, Landlord hereby consents to the sublease of the Subleased Premises between Sublessor and Sublessee pursuant to that certain Sublease dated as of December __, 2016 (the "Sublease"), to which this Consent is attached, subject to the following terms and conditions:

1. The Sublease shall be subject and subordinate at all times to all of the covenants, agreements, terms, provisions and conditions of the Master Lease and of this Consent. Neither Sublessor nor Sublessee shall do or permit anything to be done in connection with the Sublease or Sublessee's occupancy of the Subleased Premises which will violate the Master Lease or this Consent.

2. This Consent shall not be deemed a consent to any future assignment of the Master Lease or sublease of all or any part of the Premises by Sublessor. Sublessee will not, without prior written consent of Landlord in each instance, assign the Sublease or sublet the Subleased Premises or any part thereof.

3. Sublessee agrees that no alterations, additions or physical changes will be made in the Subleased Premises or any part thereof without Landlord's prior written consent in each instance. All such permitted alterations, additions or physical changes shall remain upon and be

surrendered with the Subleased Premises unless, prior to or upon the expiration or termination of the Sublease, Landlord shall give written notice to Sublessee to remove the same, in which event Sublessee shall remove such alterations, additions or physical changes within ten (10) days after the expiration or termination of the Sublease, and repair any damage to the Subleased Premises caused by the installation or removal thereof.

4. Notwithstanding anything to the contrary contained in the Sublease, nothing contained in the Sublease or in this Consent shall enlarge or increase Landlord's obligations or liabilities under the Master Lease or otherwise, and in the event of a default in the Master Lease which results in a termination thereof (or a termination of Sublessor's right of possession thereunder without terminating the Master Lease), and in the event of any other termination of the Master Lease (or Sublessor's right of possession thereunder) pursuant to the terms thereof, the Sublease and Sublessee's rights in the Subleased Premises shall also automatically be terminated.

5. Upon the execution of this Consent and the Sublease, Sublessee agrees to be fully bound and obligated under all the terms and conditions of the Master Lease with respect to the Subleased Premises (other than provisions under the Master Lease for the payment of rent, which shall be Sublessor's responsibility). Sublessee's rental obligations to Sublessor shall be as provided in the Sublease. This Consent by Landlord shall not act to bind Landlord to perform any of the obligations of Sublessor as may be provided in the Sublease.

6. Sublessor and Sublessee agree that, in the event Sublessor is in default beyond applicable periods of notice and cure with respect to any of its obligations under the Master Lease, Sublessee shall, upon receipt of written notice from Landlord delivered to the Subleased Premises, pay to Landlord all rents as and when due under the Sublease for application against Sublessor's obligations under the Master Lease. No acceptance of rent payments under the Sublease by Landlord shall be deemed to waive Landlord's rights and remedies against Sublessor or to obligate Landlord to perform Sublessor's obligations under the Sublease. Sublessor agrees that Sublessee may send such rentals to Landlord upon receipt of written notice from Landlord without having confirmed Sublessor's default with Sublessor, and Sublessee shall not be in default of the Sublease for sending such payments to Landlord.

7. Sublessor hereby represents to Landlord that the Sublease to which this Consent is attached (a) is a correct and complete copy of the document it purports to be, and (b) contains the entire agreement and understanding between Sublessor and Sublessee with regard to the subject matter contained therein, specifically including without limitation, all agreements concerning rent and other consideration payable by Sublessee to Sublessor for the Subleased Premises.

8. Sublessor shall indemnify, defend and hold harmless Landlord and its respective members, partners, officers, directors, employees and agents, from and against any and all liabilities and claims for brokerage commissions and fees arising out of or in connection with the Sublease of the Subleased Premises.

9. Sublessor shall, upon demand, reimburse Landlord for all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Landlord in connection with Landlord's consideration and documentation of its consent to the Sublease pursuant to the terms of Section 12.1 of the Master Lease.

10. This Consent shall not be changed orally but only by an agreement in writing signed by all parties hereto.

11. This Consent is not intended to release Sublessor from any of Sublessor's obligations to Landlord as Tenant under the Master Lease and Sublessor shall remain liable to Landlord for the performance of all obligations of Sublessor under the Master Lease.

{See next page for signatures]

IN WITNESS WHEREOF, the parties hereto have caused this Consent to Sublease to be duly executed as of the day and year first above written.

SUBLESSOR:
Kure Franchise, LLC

By: ______________________
Craig Brewer, CEO

SUBLESSEE:
Level Brands, Inc.

By: ______________________
Mark Elliott, CFO

LANDLORD:
Bissell Porter Siskey, LLC
By: Bissell Real Estate Company, Inc., Its Manager

By: ______________________
Name: Charles G. Wilson
Title: VP